Exhibit 4.1

DESCRIPTION OF SECURITIES

REGISTERED UNDER SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

AUTHORIZED SHARES

The aggregate number of shares which the Corporation shall have the authority to issue shall consist of one 1,000,000,000 shares of common stock having a $0.001 par value, and 20,000,000 shares of preferred stock having a $0.001 par value.

Series B Preferred Stock

Each Preferred Share carries an annual 12% dividend compounded annually for three (3) consecutive years. The Company will pay dividends on a quarterly basis at the discretion of the Board to the extent cash or other assets are available. Dividends may be paid in cash or other property. The Shares have no voting rights.

The Shares were convertible into shares of common stock of the Company at the option of the holder on a 1:12,500 basis (subject to adjustments for stock dividends, splits, combinations and similar events) at any time within 12 to 36 months from the date of issuance of the Shares provided that the Company has enough authorized and unissued shares of common stock available for the conversion. Any accrued but unpaid interest or dividends related to the Shares may also be converted into common stock at the discretion of the Board of Directors.

The Company also has the option to call the Shares and purchase some or all of the Series B Preferred Stock owned by investors at any time at on a pro rata, nearest whole share basis. The redemption value of the Shares is $2,500 per Share (subject to adjustments for stock dividends, splits, combinations and similar events) (the “Redemption Value”). On the date 36 months from the issuance date of the Shares, if not already converted to common, the Company shall redeem the Shares at the Redemption Value and pay all accrued but unpaid dividends and interest to the extent assets are available.

Series C Preferred Stock

The Series C Preferred Stock held voting power equal to 51% of the total number of votes on all of its stock issued and outstanding and held the voting rights to vote solely on the increase to the authorized number of shares of common stock. The Series C Preferred shares were not convertible, were not entitled to participate in distribution of assets or rights on dissolution or wind-up and were not entitled to dividends or distributions.

Certain Provisions of Our Charter and Bylaws

Voting of Shares. Unless otherwise provided by the Articles of Incorporation or these Bylaws, each outstanding share entitled to vote shall be entitled to one vote upon each matter submitted to a vote at a meeting of stockholders, and each fractional share shall be entitled to a corresponding fractional vote on each such matter.

Dividends. The Board of Directors from time to time may declare and the corporation may pay dividends on its outstanding shares upon the terms and conditions and in the manner provided by the Nevada Business Corporation Act and the Articles of Incorporation.

Consideration for Shares: Types; Adequacy; Effect of Receipt; Actions of Corporation Pending Receipt in Future.

(A) The Board of Directors may authorize shares to be issued for consideration consisting of any tangible or intangible property or benefit to the corporation, including, but not limited to, cash, promissory notes, services performed, contracts for services to be performed, or other securities of the corporation.

(B) Before the corporation issues shares, the Board of Directors must determine that the consideration received or to be received for the shares to be issued is adequate. The judgment of the Board of Directors as to the adequacy of the consideration received for the shares issued is conclusive in the absence of actual fraud in the transaction.

(C) When the corporation receives the consideration for which the Board of Directors authorized the issuance of shares, the shares issued therefor are fully paid.

(D) The corporation may place in escrow shares issued for a contract for future services or benefits or a promissory note, or make any other arrangements to restrict the transfer of the shares. The corporation may credit distributions made for the shares against their purchase price, until the services are performed, the benefits are received or the promissory note is paid. If the services are not performed, the benefits are not received or the promissory note is not paid, the shares escrowed or restricted and the distributions credited may be canceled in whole or in part.

Transfer Agent. Unless otherwise specified by the Board of Directors by resolution, the Secretary of the corporation shall act as transfer agent of the certificates representing the shares of stock of the corporation. He shall maintain a stock transfer book, the stubs of which shall set forth among other things, the names and addresses of the holders of all issued shares of the corporation, the number of shares held by each, the certificate numbers representing such shares, the date of issue of the certificates representing such shares, and whether or not such shares originate from original issue or from transfer. Subject to Section 3.7, the names and addresses of the stockholders as they appear on the stubs of the stock transfer book shall be conclusive evidence as to who are the stockholders of record and as such entitled to receive notice of the meetings of stockholders; to vote at such meetings; to examine the list of the stockholders entitled to vote at meetings; to receive dividends; and to own, enjoy and exercise any other property or rights deriving from such shares against the corporation. Each stockholder shall be responsible for notifying the Secretary in writing of any change in his name or address and failure so to do will relieve the corporation, its directors, officers and agents, from liability for failure to direct notices or other documents, or pay over or transfer dividends or other property or rights, to a name or address other than the name and address appearing on the stub of the stock transfer book.

Stock Certificates: Facsimile Signatures and Validation.

(A) Every stockholder shall be entitled to have a certificate, signed by officers or agents designated by the corporation for the purpose, certifying the number of shares owned by him in the corporation.

(B) Whenever any certificate is countersigned or otherwise authenticated by a transfer agent or transfer clerk, and by a registrar, then a facsimile of the signatures of the officers or agents of the corporation may be printed or lithographed upon such certificate in lieu of the actual signatures.

(C) In the event any officer or officers who shall have signed, or whose facsimile signature shall have been used on, any certificate or certificates for stock shall cease to be such officer or officers of the corporation, whether because of death, resignation or other reason, before such certificate or certificates shall have been delivered by the corporation, such certificate or certificates may nevertheless be adopted by the corporation and be issued and delivered as though the person or persons who signed such certificate or certificates, or whose facsimile signature shall have been used thereon, had not ceased to be such officer or officers of the corporation.

Fractions of Shares: Issuance; Payment of Value or Issuance of Scrip. The corporation is not obligated to, but may, execute and deliver a certificate for or including a fraction of a share. In lieu of executing and delivering a certificate for a fraction of a share, the corporation may, upon resolution of the Board of Directors:

(A) make payment to any person otherwise entitled to become a holder of a fractional share, which payment shall be in accordance with the provisions of the Nevada Business Corporation Act; or (B) issue such additional fraction of a share as is necessary to increase the fractional share to a full share; or

(C) execute and deliver registered or bearer scrip over the manual or facsimile signature of an officer of the corporation or of its agent for that purpose, exchangeable as provided on the scrip for full share certificates, but the scrip does not entitle the holder to any rights as a stockholder except as provided on the scrip. The scrip may contain any other provisions or conditions, as permitted by the Nevada Business Corporation Act, that the corporation, by resolution of the Board of Directors, deems advisable.

Cancellation of Outstanding Certificates and Issuance of Certificates: Order of Surrender; Penalties for Failure to Comply. All certificates surrendered to the corporation for transfer shall be canceled and no new certificates shall be issued in lieu thereof until the former certificate for a like number of shares shall have been surrendered and canceled, except as hereinafter provided with respect to lost, stolen or destroyed certificates.

When the Articles of Incorporation are amended in any way affecting the statements contained in the certificates for outstanding shares, or it becomes desirable for any reason, in the discretion of the Board of Directors, to cancel any outstanding certificate for shares and issue a new certificate therefor conforming to the rights of the holder, the Board of Directors may order any holders of outstanding certificates for shares to surrender and exchange them for new certificates within a reasonable time to be fixed by the Board of Directors. Such order may provide that no holder of any such certificate so ordered to be surrendered shall be entitled to vote or to receive dividends or exercise any of the other rights of stockholders of record until he shall have complied with such order, but such order shall only operate to suspend such rights after notice and until compliance. The duty of surrender of any outstanding certificates may also be enforced by action at law.